Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-3) of BNC Bancorp and its subsidiaries (the “Company”) of our report dated February 27, 2015, relating to our audits of the consolidated financial statements of Valley Financial Corporation and subsidiaries at December 31, 2014 and 2013, and for each of the years then ended, which appear in the Annual Report on Form 10-K of Valley Financial Corporation for the year ended December 31, 2014.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

/s/ Elliott Davis Decosimo, LLC

Greenville, South Carolina

July 19, 2016